EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

DIGITAL GENERATION SYSTEMS, INC.

FIRST: The name of the Corporation is Digital Generation Systems, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (A) Classes of Stock. The Company is authorized to issue Two Hundred Fifteen Million (215,000,000) shares of its capital stock, which are divided into two classes designated “Common Stock” and “Preferred Stock.” The Company is authorized to issue Two Hundred Million (200,000,000) shares of common stock, no par value per share (the “Common Stock”), and Fifteen Million (15,000,000) shares of preferred stock, no par value per share (the “Preferred Stock”).

(B) Rights, Preferences and Restrictions of Preferred Stock. The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors of the Corporation.

Authority is hereby expressly granted to and vested in the Board of Directors, subject to the provisions of this Fourth Article and to the limitations prescribed by the General Corporation Law of the State of Delaware, to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof.

The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class or series of Preferred Stock, may increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares in that class or series. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

FIFTH: So long as the Corporation shall have any class of its capital stock registered pursuant to the Securities Exchange Act of 1934, as amended, no action required to be taken or which may be taken by the holders of shares of Common Stock or shares of Preferred Stock voting together as a class with the holders of Common Stock at any annual or special meeting of stockholders may be taken without a meeting, and the power of such stockholders to consent in writing, without a meeting, is specifically denied.

SIXTH: The name and mailing address of the incorporator is:

Omar Choucair

5221 North O’Connor Boulevard

Suite 950

Irving, Texas 75039

SEVENTH: The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and, until changed in the manner provided in the Bylaws, shall be five. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

Name	Address
Scott K. Ginsburg	5221 North O’Connor Boulevard
Suite 950
Irving, Texas 75039

Matthew E. Devine	5221 North O’Connor Boulevard
Suite 950
Irving, Texas 75039

Lawrence D. Lenihan, Jr.	5221 North O’Connor Boulevard
Suite 950
Irving, Texas 75039

Michael G. Linnert	5221 North O’Connor Boulevard
Suite 950
Irving, Texas 75039

David M. Kantor	5221 North O’Connor Boulevard
Suite 950
Irving, Texas 75039

EIGHTH: A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty to the Corporation or its stockholders. Any repeal or amendment of this Eighth Article shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Eighth Article.

NINTH: The Corporation is authorized to provide indemnification to any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason that he (a) is or was a director, officer, employee or agent of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Any repeal or amendment of this Ninth Article shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Ninth Article.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 4th day of December, 2000.

Omar Choucair

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